UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 6, 2009 (August 5, 2009)

PLAINS EXPLORATION & PRODUCTION COMPANY

(Exact name of registrant as specified in charter)

Delaware	33-0430755
(State of Incorporation)	(I.R.S. Employer Identification No.)

001-31470

(Commission File No.)

700 Milam, Suite 3100

Houston, Texas 77002

(Address of Principal Executive Offices)

(Zip Code)

Registrant’s telephone number, including area code: (713) 579-6000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

Underwriting Agreement

On August 6, 2009, Plains Exploration & Production Company (“PXP”) entered into an Underwriting Agreement (the “Underwriting Agreement”) with Goldman, Sachs & Co., Barclays Capital Inc., J.P. Morgan Securities Inc. and UBS Securities LLC, relating to the public offering of 15,000,000 shares of PXP’s common stock, $0.01 par value (the “Common Stock”), at the public offering price less underwriting discounts and commissions. Pursuant to the Underwriting Agreement, PXP has also granted the underwriters a 30-day option to purchase up to an additional 2,250,000 shares of Common Stock at the same price.

PXP expects that the closing of the transaction under the Underwriting Agreement will occur on or about August 12, 2009, subject to customary closing conditions. The net proceeds from the sale of the Common Stock to be sold pursuant to the Underwriting Agreement (assuming no exercise of the underwriters’ option to purchase additional shares) are estimated to be approximately $345.3 million (after deducting underwriting discounts and commissions and estimated expenses).

The offering was made pursuant to PXP’s shelf registration statement on Form S-3 (File No. 333-141110), which became effective upon filing with the Securities and Exchange Commission (the “SEC”) on March 7, 2007, as amended by Amendment No. 1 thereto, which became effective upon filing with the SEC on June 11, 2007, Amendment No. 2 thereto, which became effective upon filing with the SEC on May 20, 2008 and Amendment No. 3 thereto, which became effective upon filing with the SEC on March 3, 2009.

The Underwriting Agreement contains customary representations, warranties and agreements by PXP, and customary conditions to closing, indemnification obligations of PXP and the underwriters, including for liabilities under the Securities Act of 1933, other obligations of the parties and termination provisions. The foregoing description of the Underwriting Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Underwriting Agreement, which is filed as Exhibit 1.1 hereto and incorporated by reference herein.

Relationships

The underwriters and certain of their affiliates have provided from time to time, and may provide in the future, investment and commercial banking and financial advisory services to us and our affiliates in the ordinary course of business, for which they have received and may continue to receive customary fees and commissions.

Second Amendment to Participation Agreement

On August 5, 2009, PXP and certain subsidiaries of PXP entered into an amendment (the “Amendment”) to PXP’s Participation Agreement with Chesapeake Energy Corporation (“Chesapeake”) that accelerates the payment of PXP’s remaining commitment to fund 50% of Chesapeake’s share of drilling and completion costs for future Haynesville Shale wells (the “Haynesville Carry”). Pursuant to the Amendment, PXP agreed to pay $1.1 billion for the remaining Haynesville Carry balance due to Chesapeake as of September 30, 2009, which is estimated at $1.25 billion. This payment represents an approximate 12% reduction in the total amount due. The Amendment requires Chesapeake to drill at least 150 wells per year for the three year period starting October 1, 2009, and terminates PXP’s one-time option exercisable in June of 2010 to avoid paying the last $800 million of the Haynesville Carry in exchange for an assignment to Chesapeake of 50% of PXP’s interest in its Haynesville acreage. The closing of this transaction is expected to occur on September 29, 2009.

The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Amendment, which is filed as Exhibit 10.1 hereto and incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibit 1.1 – Underwriting Agreement, dated August 6, 2009, by and among PXP, Goldman, Sachs & Co., Barclays Capital Inc., J.P. Morgan Securities Inc. and UBS Securities LLC.

Exhibit 5.1 – Opinion of Akin Gump Strauss Hauer & Feld LLP.

Exhibit 10.1 – Second Amendment to the Participation Agreement among PXP, PXP Louisiana L.L.C., PXP Louisiana Operations LLC and Chesapeake Louisiana, L.P., dated August 5, 2009.

Exhibit 23.1 – Consent of Akin Gump Strauss Hauer & Feld LLP (included as part of Exhibit 5.1).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PLAINS EXPLORATION & PRODUCTION COMPANY

Date: August 6, 2009	/s/ Winston M. Talbert
Winston M. Talbert
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit 1.1 – Underwriting Agreement, dated August 6, 2009, by and among PXP, Goldman, Sachs & Co., Barclays Capital Inc., J.P. Morgan Securities Inc. and UBS Securities LLC.

Exhibit 5.1 – Opinion of Akin Gump Strauss Hauer & Feld LLP.

Exhibit 10.1 – Second Amendment to the Participation Agreement among PXP, PXP Louisiana L.L.C., PXP Louisiana Operations LLC and Chesapeake Louisiana, L.P., dated August 5, 2009.

Exhibit 23.1 – Consent of Akin Gump Strauss Hauer & Feld LLP (included as part of Exhibit 5.1).